Exhibit 5.1

July 20, 2012

INREIT Real Estate Investment Trust

216 South Broadway, Suite 202

Minot, North Dakota 58701

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as counsel to INREIT Real Estate Investment Trust, a North Dakota real estate investment trust (the “Trust”), in connection with certain matters arising out of the registration of 2,000,000 common shares of beneficial interest of the Trust (“Shares”) to be issued from time to time pursuant to the Trust’s Dividend Reinvestment Plan (the “Plan”). The Shares are described in the Trust’s Registration Statement on Form S-3, and all amendments thereto (the “Registration Statement”), to be filed by the Trust with the Securities and Exchange Commission (the “Commission”) on or about the date hereof under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Trust, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (herein collectively referred to as the “Documents”):

1.	The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2.	The Articles of Organization of the Trust;

3.	The Amended and Restated Bylaws of the Trust;

4.	The First Amended and Restated Declaration of Trust (“Declaration of Trust”);

5.	A certificate from the Secretary of State of North Dakota as to the good standing of the Trust, dated as of a recent date (the “Certificate of Good Standing”);

6.	Resolutions adopted by the Board of Directors of the Trust relating to, among other matters, the adoption of the Plan and the registration and issuance of the Shares under the Plan (the “Resolutions”);

7.	The Plan; and

INREIT Real Estate Investment Trust

July 20, 2012

8.	Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.	Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.	Each individual executing any of the Documents on behalf of a party (other than the Trust) has the capacity and is duly authorized to do so.

3.	Each of the parties (other than the Trust) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.	All Documents submitted to us as originals are authentic and are the most updated or most currently amended version of such Documents. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.	The Shares will not be issued in violation of any restriction or limitation on ownership of common shares of beneficial interest of the Trust contained in the Declaration of Trust.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.	The Trust is a real estate investment trust duly organized and existing under the laws of the State of North Dakota and, based solely on the Good Standing Certificate, is in good standing under the laws of the State of North Dakota.

2.	The issuance of the Shares has been duly authorized and, when and to the extent issued and delivered against payment therefor in accordance with the Resolutions, the Plan and the Registration Statement, the Shares will be (assuming that, upon issuance, the total number of common shares of beneficial interest issued and outstanding will not exceed the total number of common shares of beneficial interest that the Trust is then authorized to issue under the Declaration of Trust) validly issued, fully paid and nonassessable.

INREIT Real Estate Investment Trust

July 20, 2012

The foregoing opinion is limited to the laws of the State of North Dakota and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of North Dakota. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of North Dakota, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. This opinion speaks only as of the date hereof. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Winthrop & Weinstine, PA